Compromise Agreement
(1) Stephen Chandler
(2) Cambridge Display Technology Limited
Dated 27        October 2006
Osborne Clarke
Apex Plaza
Forbury Road
Reading
RG1 1AX
Telephone        +44 (0) 118 925 2000
Fax        +44 (0) 118 925 2005

LWD/L945798

This Agreement is made on       27                                    October 2006
Between:
(1) Stephen Chandler of 67, Main Street, Hotham, York (the "Employee"); and
(2) Cambridge Display Technology Limited (Company number: 02672530) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire, CB3 6DW (the "Company").
Background:
(A) The Employee is currently employed by the Company as Vice-President, Legal and Intellectual Property.
(B) The Employee asserts various claims against the Company arising out of the impending termination of his employment.
(C) The parties have agreed terms of settlement of such claims as set out in this Agreement.
It is agreed as follows:
1. Definitions and interpretation
1.1 In this Agreement, unless the context otherwise requires, the following definitions shall apply:
"Agreement" means this agreement (including any schedule or annexure to it and any document in agreed form).
"Adviser" means the legal adviser referred to in clause 13.1.
"Confidential Information" means any information of a confidential nature obtained by the Employee as a result of his employment by the Company which belongs to and is of value to the Company or any Group Company or in respect of which the Company or any Group Company owes a duty of confidentiality to a third party. Such information includes (without limitation):
(a) lists and particulars of the clients and potential clients of the Company or any Group Company
(b) any financial information relating to the Company or any Group Company or
(c) business plans of the Company or any Group Company.
Confidential Information does not include any information in respect of which a protected disclosure is made by the Employee within the meaning of the Public Interest Disclosure Act 1998.
"Contract of Employment" means the contract of employment between the Employee and the Company dated 18 February 2003.
"ERA" means the Employment Rights Act 1996 (as amended).
"Executive Team" means the Company's Strategic Executive team.
"Group Company" means the Company and any holding company, subsidiary or subsidiary of a holding company of the Company, the terms "holding company" and "subsidiary" having the meanings given to them in Section 736, Companies Act 1985.
"Proceedings" means any action, claim or proceedings in the Employment Tribunal or any other court against the Company, any Group Company or any of its or their officers, employees or agents in respect of any of the matters which are the subject of the Employee's warranty under clause 2.4, or are settled under the terms of this Agreement.
"Special Bonus Plan" means the Cambridge Display Technology Inc Special Bonus Plan dated 23 November 2004.
"Termination Date" means 31 March 2007, being the date on which the Employee's employment with the Company will end.
"Termination Payment" means the payment referred to in clause 5.
1.2 In this Agreement, unless the context otherwise requires:
(a) a reference to a statute or statutory provision includes:
(i) any subordinate legislation (as defined in Section 21(1) Interpretation Act 1978) made under it;
(ii) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;
(b) a reference to:
(i) a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);
(ii) "clauses" and "schedules" is to clauses of and schedules to this Agreement;
(iii) "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;
(c) headings are for convenience only and shall not affect the interpretation of this Agreement.
2. Settlement of claims
2.1 The terms of this Agreement have been agreed between the parties without any admission of liability in full and final settlement of the Employee's complaints of unfair dismissal, breach of contract, wrongful dismissal, unlawful deduction from wages and of the Employee's claim pursuant to regulation 30 Working Time Regulations 1998 which he has asserted against the Company, any Group Company and/or any of its or their officers and/or employees arising from his employment or from the termination thereof.
2.2 It is the further intention of the parties that this Agreement shall, without any admission of liability, be in full and final settlement of any other claims the Employee has or may in future have at common law, under domestic or European legislation, against the Company, any Group Company or any of its or their officers, employees or agents arising directly or indirectly from the Employee's employment by the Company and/or the termination of such employment or office holding including without limitation any claim:
(a) pursuant to the ERA in respect of unlawful receipt of payments from the Employee under part II, guarantee payments under part III, protected disclosures under part IVA, unlawful detriment under part V, breach of the right to time off work under part VI, remuneration or alternative work on suspension under part VII, a redundancy payment under part XI and Chapters II and V, and any other rights under the ERA;
(b) to have suffered unlawful detriment, or any other claim, under:
(i) regulation 7(2) Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(ii) regulations 27, 31 and 32 Transnational Information and Consultation of Employees Regulations 1999;
(iii) section 23 National Minimum Wage 1998;
(iv) arising under regulation 3, 6(2) or 9 Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(c) of unlawful discrimination under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and/or the Employment Equality (Age) Regulations 2006;
(d) in respect of the contravention of a contract term modified or included by virtue of an equality clause under section 2(1) Equal Pay Act 1970;
(e) in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;
(f) under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;
(g) under the Maternity and Parental Leave etc Regulations 1999;
(h) under the Human Rights Act 1998;
(i) in respect of harassment under Section 3 Protection from Harassment Act 1997;
but shall exclude any claim in respect of the Employee's accrued rights arising out of the Employee's membership of the Company Pension Scheme or any latent personal injury claim.
2.3 The settlement set out in clause 2.2 shall include, without limitation, any future claims the Employee may have, whether or not the matters which give rise to such future claims are currently known to either the Employee or any Group Company and whether or not any legal remedy available for such claims in the future would be available for an action taken at the date of this Agreement.
2.4 The Employee, having taken independent legal advice, warrants that, except for any claim expressly set out or referred to in clause 2.1 and without prejudice to clause 2.2, he has no claims whatsoever against the Company, any Group Company or any of its or their officers, employees or agents arising directly or indirectly from the Employee's employment by the Company and/or the termination of such employment or office holding.
2.5 If the Employee is awarded any compensation or damages by a court or tribunal pursuant to Proceedings, the Employee shall repay to the Company immediately upon demand the Termination Payment or such amount of the Termination Payment as shall be equivalent to the total amount of the compensation or damages (including interest) awarded together with the full amount of any legal fees incurred by the Company in defending Proceedings. Any part of the Termination Payment which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of Proceedings.
2.6 Nothing in this Agreement shall prevent the Employee from instigating legal proceedings to recover from the Company any of the payments set out in this Agreement which are properly owing to him.
3. Pay
3.1 The Company will pay to the Employee within 14 days of the Termination Date, subject to the deduction of income tax in accordance with his PAYE tax coding and primary class 1 National Insurance contributions, salary accrued to the Termination Date.
3.2 The Company will continue to provide to the Employee up to the Termination Date all benefits to which the Employee is entitled under the Contract of Employment.
3.3 The Employee is entitled to take 2 days' annual leave in November 2006 and 2 days' annual leave in December 2006, excluding the Christmas shutdown. Thereafter the Employee agrees that other than in respect of the Christmas shutdown, he will have exhausted his annual leave entitlement accrued up to the Termination Date.
3.4 The Company shall pay to the Employee within 14 days of the Termination Date and subject to the deduction of income tax and primary class 1 National Insurance contributions the sum of GBP 1,000 as consideration for the Employee agreeing to the restrictions and obligations at clauses 8, 9 and 11 of this Agreement.
3.5 The Employee is not required to attend the Company's office during the period 1 January 2007 to 31 March 2007, save for meetings at which his presence is reasonably deemed necessary by the Company. This includes meetings at any of the Company's UK sites. However, the Employee is required to make himself available to deal with work related matters necessitating his personal attention through the period 1 January 2007 to 31 March 2007, as may be reasonably requested by the Company and the Employee agrees to use his reasonable endeavours to help with all such matters. It is expected that this will amount to no more than the equivalent of 1 day per week, however this cannot be guaranteed and will depend on the exact nature of business issues which arise during this time period. In the period from 1 January 2007 until the Termination date, the Employee will be free to accept employment, engagement or office with any third party provided that such employment, engagement or office is subject to the obligations set out in this Agreement and the Contract of Employment (save for Clause 14.2 of the Contract of Employment).
3.6 The Employee remains eligible to participate in the 2006 Annual Incentive Plan subject to the rules of this Plan. Any bonus payment due to the Employee will be calculated using the same methodology as is used for other members of the Executive Team and any bonus payment will be made to the Employee in the same manner and at the same time as bonus payments to other members of the Executive Team. It is acknowledged that the actual bonus amount will be paid in cash in respect of the 2006 Annual Incentive Plan. No bonus payment will be made to the Executive in respect of his employment during 2007.
3.7 The Company confirms that all shares granted to the Employee by way of a letter dated 16 December 2004 pursuant to the Special Bonus Plan will vest upon the Termination Date. These shares may subsequently become liquid and saleable as outlined in the rules of the Special Bonus Plan. In the event that any enhanced liquidity terms are agreed for the Executive Team before the end of December 2009 then the Employee will also be eligible to benefit from those same enhanced liquidity terms. The Employee retains the right to make future representations to the Company's Compensation Committee to seek its permission to sell his stock in Cambridge Display Technology Inc. at some point earlier than that allowable under the rules of the Special Bonus Plan. The Company's Compensation Committee makes no warranty as to whether any such requests will be approved.
4. Expenses
The Employee will, within 7 days of the date of the Termination Date notify the Company of the amount of any expenses incurred by him in the performance of his duties prior to the Termination Date and supply the Company with receipts or other documentary evidence of such expenditure. The Company will, within 14 days of receipt of such notification and evidence, reimburse to the Employee the amount of all such expenses properly and necessarily incurred by him in the course of his duties.
5. Termination Payment
The Company shall pay to the Employee GBP 50,000 as compensation for loss of office, such payment to be made after the Employee's P45 form has been issued by the Company and within 14 days of the Termination Date.
6. Tax
6.1
(a) The first GBP 30,000 of the Termination Payment shall be paid without any deduction in respect of income tax; and
(b) income tax at the basic rate shall be deducted from the balance of the said Termination Payment.
6.2 The Company believes the first GBP 30,000 of the Termination Payment can be paid without any deduction in respect of income tax pursuant to s403 Income Tax (Earnings and Pensions) Act 2003 but makes no warranty to this effect. Accordingly, the Employee agrees to indemnify and keep the Company indemnified against any PAYE liability and any liability to primary class I National Insurance contributions in respect of the Termination Payment save in respect of any income tax deducted at source under clause 6.1 (b).
7. Legal Costs
The Company will pay the Employee's reasonable legal costs up to a maximum of GBP 500 (plus VAT) incurred in respect of advice received by the Employee as to the terms and effect of this Agreement. Payment of these costs will be made direct to the Adviser subject to the Company's receipt of an invoice addressed to the Employee but marked payable by the Company.
8. Confidentiality
8.1 It is a condition of this Agreement that its terms shall remain confidential to the parties and their legal and professional advisers (and in the case of the Employee, his immediate family). Except as agreed in this Agreement or otherwise required by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Employee settled by its terms or the circumstances of the termination of the Employee's employment. It is agreed that the Company will disclose this Agreement to the Securities and Exchange Commission.
8.2 The Company will not make, publish or cause to be published any disparaging remarks concerning the Employee and the Employee will not make, publish or cause to be published any such remarks concerning the Company, any Group Company, or its or their directors, officers or employees.
9. Confidential Information
9.1 The Employee shall not at any time disclose to any person or use for the Employee's own purposes or through lack of diligence cause the unauthorised disclosure of any Confidential Information, although this restriction shall not apply to any Confidential Information coming into the public domain other than as a result of any breach by the Employee of this obligation.
9.2 The Employee warrants that all Confidential Information that the Employee had in his possession, custody or under his control by whom and in whatever format recorded (whether electronically, on paper, on audio or audio visual tape or otherwise and including all copies) will be returned to the Company within 7 days of the date of this Agreement and that neither the Employee nor any other unauthorised person will retain the ability to access such information.
10. Company property
The Employee warrants that all property belonging to the Company or any Group Company which is in the possession or control of the Employee will be returned to the Company in good working order by the Termination Date.
11. Restrictions and Other Obligations
11.1 The Employee acknowledges and confirms that he continues to be bound by the restrictions contained at clause 15, 16, 18, and 21 of the Contract of Employment.
11.2 During a reasonable period following the Termination Date, which the Company anticipates will be for no longer than twelve weeks, the Employee agrees to provide specific assistance as may reasonably be required by the Company in respect of any matter in which the Employee was involved in the six months prior to the Termination Date.
12. Reference and other statements
12.1 The Company will provide directly to any enquirer a written reference in line with the Company policy relating to references.
12.2 The Company reserves the right to make disclosures concerning the Employee's conduct which come to light after the date of this Agreement in order to comply with the Company's duty of care to the party requesting a reference.
12.3 The Company reserves the right to make such disclosures concerning the Employee as required by law or to comply with any regulatory requirements.
12.4 The Company shall issue to the press the agreed press release set out at Schedule 1. The Company reserves the right to add a further statement to the agreed wording in Schedule 1 for the purposes of announcing the Employee's successor.
13. Legal advice
13.1 The Employee confirms:
(a) that he has received independent legal advice from Christopher Booth, a qualified lawyer in the firm of Pinsent Masons as to the terms and effect of this Agreement including in particular, its effect on his ability to pursue any claim before an Employment Tribunal and as to the practical steps available to the Employee as an alternative to entering into this Agreement;
(b) that the Adviser has advised his that these was in force, when the Adviser gave the advice referred to in paragraph (a), a policy of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice;
(c) that the Adviser will sign and return on the date hereof a letter on the notepaper of the Adviser's firm in the form at Schedule 2 to this Agreement and that the Adviser has given to the Employee the advice referred to in this clause 13.1 and that the conditions regulating compromise agreements which are referred to in clause 13.2 have been satisfied.
13.2 It is agreed that the conditions regulating compromise agreements under Sections 203(3) ERA, 77(4A) Sex Discrimination Act 1975, 72(4A) Race Relations Act 1976, 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, 9(3) Disability Discrimination Act 1995, 49(4) National Minimum Wage Act 1998, Regulation(s) 35 Working Time Regulations 1998, 41(4) Transnational Information and Consultation of Employees Regulations 1999, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003 and Schedule 5, Part 1, paragraph 2(2) Employment Equality (Age) Regulations 2006 are satisfied.
14. Third parties and variation
14.1 Save as expressly provided in clause 14.2, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.
14.2 Subject to the Contracts (Rights of Third Parties) Act 1999 and to the provisions of this Agreement, clauses 2, 8, 9, 10 and 11 may be enforced by any officer, employee or agent of the Company and/or any Group Company or any of their officers, employees or agents in their own right.
14.3 No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.
14.4 Pursuant to Section 2(3)(a) Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with clause 14.1, may without limit or restriction and without the consent of any third party:
(a) vary this Agreement or any provision of it which may be enforced by any third party or otherwise amend this Agreement in such a way as to extinguish or alter any third party's entitlement under any such provisions; and/or
(b) rescind or novate this Agreement.
15. Entire agreement and conflicts
15.1 This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understanding or arrangements (whether oral or written) in respect of the subject matter of this Agreement.
15.2 The Employee acknowledges that he has entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither the Company, any Group Company nor any of its or their employees, officers or agents shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.
16. Jurisdiction
This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.
17. Effective date
This Agreement will come into effect on the date of the last party's signature on which date the "without prejudice and subject to contract" nature of this Agreement will cease to apply.

This Agreement has been signed by the parties on the date appearing at the head of page 1 to signify their agreement to its terms.

Signed by Stephen Chandler
on 27 October 2006
.............../s/ Stephen Chandler.................................................

Signed for and on behalf of the Company
On 27 October 2006

.............../s/ David Fyfe.................................................

Schedule 1

(Press release)

Schedule 2
To be typed on the headed paper of the Employee's solicitors

The Board of Directors
Cambridge Display Technology Limited
Building 2020
Cambourne Business Park
Cambridgeshire
CB3 6DW

Dear Sirs
Stephen Chandler ("Employee")
I, Christopher Booth, a solicitor in Pinsent Masons confirm that I have given independent legal advice to the Employee of 67, Main Street, Hotham, York as to the terms and effect of the attached agreement of ______________________ and in particular its effect on his ability to pursue his rights before an Employment Tribunal.
I confirm that I am a solicitor in the Supreme Court holding a current practising certificate and that I am independent of your company for whom I have never acted and have no current expectation of activity. I further confirm that, at the time I gave the advice referred to above, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of that advice.
Yours faithfully

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